Exhibit 99.2

NEWS RELEASE
Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE ANNOUNCES RECEIPT OF REQUISITE TENDERS AND CONSENTS IN EXCHANGE OFFER AND CONSENT SOLICITATION FOR 10 1/2% SENIOR DISCOUNT NOTES DUE 2012

MARCH 2, 2010 — DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE: FRZ) (the “Company”) announced today that, in connection with the exchange offer and consent solicitation by Reddy Ice Corporation, a Nevada corporation and wholly-owned subsidiary of the Company (“Reddy Corp”), for the Company’s outstanding 10 1/2% Senior Discount Notes due 2012 (the “Old Notes”), it has received the requisite tenders and consents from the registered holders of the Old Notes to amend the indenture governing the Old Notes (the “Indenture”).

As of 5:00 p.m., New York City time, on March 2, 2010, tenders and consents had been received with respect to approximately 52.53% of the outstanding aggregate principal amount of the Old Notes.  As a result, the minimum tender condition has been satisfied with respect to the exchange offer and consent solicitation.

The exchange offer and consent solicitation will expire at 12:00 midnight, New York City time, on March 19, 2010, unless extended.  Holders tendering Old Notes will receive $1,000.00 principal amount of new 13.25% senior secured notes due 2015 of Reddy Corp (the “New Notes”) for each $1,000 principal amount of their Old Notes that are accepted for exchange, plus an additional $5.00 principal amount of New Notes if their Old Notes are tendered at or prior to the early tender date for the offer, which will be 5:00 p.m., New York City time, on March 5, 2010, unless extended.

The exchange offer and consent solicitation is subject to certain conditions, including the entry into a new revolving credit facility by Reddy Corp, the termination and repayment of all indebtedness under Reddy Corp’s existing credit facility and the issuance by Reddy Corp of new first lien notes in an amount sufficient to refinance Reddy Corp’s existing credit facility. Reddy Corp has the right to waive these conditions or to terminate or withdraw the exchange offer and consent solicitation at any time and for any reason prior to the fulfillment or waiver of the conditions to the offer.

This press release is neither an offer to sell nor the solicitation of an offer to buy any security. This announcement is also not a solicitation of consents to the proposed amendments to the Indenture.  No recommendation is made as to whether the holders of Old Notes should tender their Old Notes for exchange in the exchange offer.

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States. With approximately 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to a variety of customers in 33 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs and its proprietary in-store bagging technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.   Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.